UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 11, 2014

FS Energy and Power Fund

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	814-00841 (Commission File Number)	27-6822130 (I.R.S. Employer Identification No.)

Cira Centre 2929 Arch Street, Suite 675 Philadelphia, Pennsylvania (Address of principal executive offices)		19104 (Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 11, 2014, FSEP Term Funding, LLC, a wholly-owned, special purpose financing subsidiary of FS Energy and Power Fund (the “Company”), entered into an amendment and restatement of the Credit Agreement originally entered into as of June 24, 2011, and subsequently amended at various times prior to June 11, 2014 (the “Credit Agreement”), among FSEP Term Funding, LLC, the lenders from time to time party thereto and Deutsche Bank AG, New York Branch, as administrative agent (as so amended and restated, the “Amended and Restated Credit Agreement”).

The Amended and Restated Credit Agreement provides for (a) the addition of a $100 million tranche of revolving loan commitments from State Street Bank & Trust Company, which results in an increase in the maximum commitments under the facility from $240 million to $340 million, (b) the extension of the scheduled maturity date from June 24, 2014 to June 11, 2015 and (c) additional provisions regarding the voting rights of the lenders.

No other material terms of the Credit Agreement changed in connection with the Amended and Restated Credit Agreement.

The foregoing description of the Amended and Restated Credit Agreement as set forth in this Item 1.01 is a summary only and is qualified in all respects by the provisions of the Amended and Restated Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.02.	Results of Operations and Financial Condition.

Increase in Amount of Regular Cash Distributions

On June 11, 2014, the board of trustees (the “Board”) of the Company determined to increase the amount of the regular weekly cash distributions payable to shareholders of record from $0.012793 per share to $0.013625 per share in order to increase the Company’s annualized distribution rate from 6.10% to 6.50% (based on the Company’s current public offering price of $10.90 per share). The increase in the regular weekly cash distributions to $0.013625 per share will commence with the regular weekly cash distribution payable to shareholders of record as of June 17, 2014.

Regular Weekly Cash Distributions

Also on June 11, 2014, the Board declared regular weekly cash distributions for July 2014 through September 2014.  The regular weekly cash distributions, each in the increased amount of $0.013625 per share, will be payable monthly to shareholders of record as of the weekly record dates set forth below.

Record Date	Payment Date	Distribution Amount
7/01/2014	7/30/2014	$0.013625
7/08/2014	7/30/2014	$0.013625
7/15/2014	7/30/2014	$0.013625
7/22/2014	7/30/2014	$0.013625
7/29/2014	7/30/2014	$0.013625
8/05/2014	8/27/2014	$0.013625
8/12/2014	8/27/2014	$0.013625
8/19/2014	8/27/2014	$0.013625
8/26/2014	8/27/2014	$0.013625
9/02/2014	10/01/2014	$0.013625
9/09/2014	10/01/2014	$0.013625
9/16/2014	10/01/2014	$0.013625
9/23/2014	10/01/2014	$0.013625
9/30/2014	10/01/2014	$0.013625

Certain Information About Distributions

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. The Company intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on Form 1099-DIV. The payment of future distributions on the Company’s common shares is subject to the discretion of the Board and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

The Company may fund its cash distributions to shareholders from any sources of funds legally available to it, including expense reimbursements from Franklin Square Holdings, L.P., as well as offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. The Company has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that the Company will be able to pay distributions at a specific rate or at all.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Amended and Restated Credit Agreement, dated as of June 11, 2014, by and among FSEP Term Funding, LLC, as borrower, Deutsche Bank AG, New York Branch, as administrative agent and a lender, and the other lenders party thereto.

Forward-Looking Statements

This Current Report on Form 8-K may contain certain forward-looking statements, including statements with regard to the future performance and operation of the Company.  Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings the Company makes with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Energy and Power Fund

Date: June 17, 2014	By:	/s/ Michael C. Forman
	Name:	Michael C. Forman
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.1	Amended and Restated Credit Agreement, dated as of June 11, 2014, by and among FSEP Term Funding, LLC, as borrower, Deutsche Bank AG, New York Branch, as administrative agent and a lender, and the other lenders party thereto.